          As filed with the Securities and Exchange Commission on March 15, 2000
                                                       Registration No. 33-95156

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 3

                                       to
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                           WOLVERINE ENERGY 1998-1999
                               DEVELOPMENT PROGRAM
           Wolverine Energy 1998-1999(A) Development Company, L.L.C.,
              Wolverine Energy 2000(B) Development Company, L.L.C.,

           Wolverine Energy 1998-1999(C) Development Company, L.L.C., Wolverine Energy 1998-1999(D) Development Company, L.L.C.,

           Wolverine Energy 1998-1999(E) Development Company, L.L.C., Wolverine Energy 1998-1999(F) Development Company, L.L.C.,

           Wolverine Energy 1998-1999(G) Development Company, L.L.C., Wolverine Energy 1998-1999(H) Development Company, L.L.C.,

         Wolverine Energy 1998-1999(I) Development Company, L.L.C., and
           Wolverine Energy 1998-1999(J) Development Company, L.L.C.
   (Exact name of registrants as specified in their Articles of Organization)

           Michigan                                1311                              To be applied for
(State or other jurisdiction of         (Primary Standard Industrial        (I.R.S. Employer Identification Nos.)
 incorporation or organization)          Classification Code Number)


                       4660 South Hagadorn Road, Suite 230
                          East Lansing, Michigan 48823
                                 (517) 351-4444
               (Address, including zip code, and telephone number,
       including area code, of registrants' principal executive offices)

                             Michael D. Ewing, Esq.
                              116 North Clay Street
                            Hinsdale, Illinois 60521
                                 (630) 850-7125
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: X

================================================================================
                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                      Proposed            Proposed
                                     Amount            maximum             maximum             Amount of
        Title of Securities           to be         offering price        aggregate          registration
         to be registered         registered (1)      per unit (2)     offering price (1)       fee (3)
---------------------------------------------------------------------------------------------------------

Membership Interests                  15,000            $1,000           $15,000,000          $5,172.41

================================================================================

(1) This Registration Statement covers all Limited Liability Company Membership Interests that may be acquired by investors, whether as limited liability Interests or as general liability Interests.
(2) Subscriptions will be accepted in the minimum amount of five Interests ($5,000), subject to certain lower requirements for investments by IRAs and Keogh Plans and certain state law requirements.
(3)      Previously paid.

                            ------------------------

         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                           WOLVERINE ENERGY 1998-1999
                               DEVELOPMENT PROGRAM

                              CROSS-REFERENCE SHEET
     Cross Reference Sheet Furnished Pursuant to Item 501 of Regulation S-K

Item Number and Caption                                          Heading in Prospectus
-----------------------                                          ---------------------

1.   Forepart of Registration Statement and               Outside front cover page of Prospectus
     Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover                  Inside front cover page and outside back cover page of
     Pages of Prospectus                                  Prospectus

3.   Summary Information, Risk Factors and               "Summary of Program," Summary of Tax Considerations,"
     Ratio of Earnings to Fixed Charges                   and "Risk Factors"

4.   Use of Proceeds                                      "Application of Proceeds"

5.   Determination of Offering Price                      "Terms of Offering"

6.   Dilution                                             Not applicable

7.   Selling Security Holders                             Not applicable

8.   Plan of Distribution                                 "Plan of Distribution" and "Terms of Offering"

9.   Description of Securities to be                      "Summary of Program," "Investor Interestholder Limited
     Registered                                           Liability and Potential Liabilities of Participating
                                                          Investor Interestholders," "Participation in Costs and
                                                          Revenues" and "Summary of Company Operating Agreement"

10.  Interests of Named Experts and Counsel               "Legal Opinions" and "Experts"

11.  Information With Respect to the Registrants:

     (a)  Description of Business                        "Summary of Program," "Proposed  Activities and Policies"
                                                          and "Application of Proceeds"

     (b)  Description of Property                         "Proposed Activities and Policies"

     (c)  Legal Proceedings                               Not applicable

     (d)  Market Price of and Dividends on                Not applicable
          the Registrants' Common Equity
          and Related Stockholder Matters

     (e)  Financial Statements                            Not applicable

     (f)  Selected Financial Data                         Not applicable

     (g)  Supplementary Financial                         Not applicable
          Information

     (h)  Management's Discussion and                     Not applicable
          Analysis of Financial Condition
          and Results of Operations

     (i)  Changes in and Disagreements with               Not applicable
          Accountants on Accounting and
          Financial Disclosure





     (j)  Directors and Executive Officers                "Management"

     (k)  Executive Compensation                          "Management"

     (l)  Security Ownership of Certain                   "Management"
          Beneficial Owners and Management

     (m)  Certain  Relationships and Related              "Proposed Activities and Policies," "Application of
          Transactions                                    Proceeds," "Participation in Costs and Revenues,"
                                                          "Compensation and Reimbursement," "Conflicts of
                                                          Interest" and "Management"

12.  Disclosure of Commission Position on                 "Management - Fiduciary  Obligations and Indemnification"
     Indemnification for Securities Act                   and "Summary of Company Operating Agreement"
     Liabilities


WOLVERINE ENERGY, L.L.C.
--------------------------------------------------------------------------------

                                                                   BALANCE SHEET

                                                                                    September 30, 1999
                                                                          ----------------------------------------
                                                                              1999                        1998
                                                                          ------------                ------------
                                     ASSETS

CURRENT ASSETS
         Cash and cash equivalents                                        $   126,958                 $   271,029
         Accounts receivable:
                  Related entities                                            502,620                     159,700
                  Other                                                        42,073                      73,694
         Current portion of member note receivable                                  -                     200,000
         Working interests held for resale                                    357,090                     131,697
         Prepaid expenses                                                      60,970                      52,343
                                                                          -----------                 -----------
                           Total current assets                             1,089,711                     888,463

EQUIPMENT
         Office equipment                                                      67,385                      54,369
         Accumulated depreciation                                             (50,636)                    (35,571)
                                                                          -----------                 -----------
                           Total fixed assets                                  16,749                      18,798

MEMBER NOTE RECEIVABLE                                                              -                     771,027

INVESTMENT IN RELATED ENTITIES                                              1,109,720                   1,029,084

OTHER ASSETS, Net                                                               5,541                       6,909
                                                                          -----------                 -----------

                           Total assets                                   $ 2,221,721                 $ 2,714,281
                                                                          ===========                 ===========


                         LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
         Line of credit                                                   $   325,000                 $   325,000
         Current portion of long-term debt                                    303,067                      80,539
         Accounts payable:
                  Trade                                                       121,560                      92,826
                  Operators                                                 1,285,887                   1,478,512
                  Related party                                                     -                       4,872
                  Other                                                        12,687                     176,811
         Accrued expenses                                                       9,773                      15,131
                                                                          -----------                 -----------
                           Total current liabilities                        2,057,974                   2,173,691

LONG-TERM DEBT                                                                367,334                     670,212

MEMBERS' EQUITY (DEFICIT)                                                    (203,587)                   (129,622)
                                                                          -----------                 -----------

                  Total liabilities and members= equity                   $ 2,221,721                 $ 2,714,281
                                                                          ===========                 ===========



See Notes to Financial Statements            1

WOLVERINE ENERGY, L.L.C.
--------------------------------------------------------------------------------

                STATEMENT OF OPERATIONS AND CHANGES IN MEMBER'S EQUITY (DEFICIT)

                                                                                     Nine Months Ended
                                                                                    September 30, 1999
                                                                          ----------------------------------------
                                                                              1999                        1998
                                                                          ------------                ------------

REVENUE
         Turnkey revenue                                                  $  1,861,744                $  2,265,589
         Management fees                                                       107,187                      64,286
         Other income                                                           23,563                      80,534
                                                                          ------------                ------------

                  Total revenue                                              1,992,494                   2,410,409

EXPENSES
         Cost of sales                                                       1,199,164                   1,820,179
         General and administrative                                          1,221,071                   1,030,925
                                                                          ------------                ------------

                  Total expenses                                             2,420,235                   2,851,104
                                                                          ------------                ------------

OPERATING LOSS                                                                (427,741)                   (440,695)

INCOME (LOSS) FROM RELATED ENTITIES                                           (107,323)                      2,748
                                                                          ------------                ------------

NET LOSS                                                                      (535,064)                   (437,947)

MEMBER'S EQUITY - Beginning of period                                          708,379                     308,325

MEMBER DISTRIBUTIONS                                                          (376,902)                          -
                                                                          ------------                ------------

MEMBER'S EQUITY (DEFICIT) - End of period                                 $   (203,587)               $   (129,622)
                                                                          ============                ============



See Notes to Financial Statements            2

WOLVERINE ENERGY, L.L.C.
--------------------------------------------------------------------------------

                                                         STATEMENT OF CASH FLOWS

                                                                                     Nine Months Ended
                                                                                    September 30, 1999
                                                                          ----------------------------------------
                                                                              1999                        1998
                                                                          ------------                ------------

CASH FLOWS FROM OPERATING ACTIVITIES
         Cash received from customers                                     $  1,815,292                $  3,625,223
         Cash paid to operators and suppliers                               (1,862,169)                 (3,533,190)
         Cash paid for interest                                                (97,081)                   (159,448)
                                                                          ------------                ------------

                  Net cash used in operating activities                       (143,958)                    (67,415)

CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of equipment                                                 (12,237)                    (14,666)
         Cash paid for investment in
           limited liability corporations                                      (62,585)                   (122,626)
                                                                          ------------                ------------

                  Net cash used in investing activities                        (74,822)                   (137,292)

CASH FLOWS FROM FINANCING ACTIVITIES
         Payments on long-term debt                                            (60,946)                          -
         Proceeds from long-term debt                                                -                     750,751
         Distributions to member                                              (376,902)                          -
         Loans to member, net of repayment                                     329,545                    (330,327)
                                                                          ------------                ------------

                  Net cash provided by (used in)
                    financing activities                                      (108,303)                    420,424
                                                                          ------------                ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          (327,083)                    215,717

CASH AND CASH EQUIVALENTS - Beginning of period                                454,041                      55,312
                                                                          ------------                ------------

CASH AND CASH EQUIVALENTS - End of period                                 $    126,958                $    271,029
                                                                          ============                ============



See Notes to Financial Statements            3

WOLVERINE ENERGY, L. L. C.
--------------------------------------------------------------------------------

                                                   NOTES TO FINANCIAL STATEMENTS
                                                              SEPTEMBER 30, 1999


Note 1 - Interim Financial Statements

       The financial statements as of September 30, 1999, and for the nine months then ended have been prepared by the management of the L.L.C. without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited December 31, 1998, financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for presentation have been included. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates. Interim results are not necessarily indicative of results for a full year.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to its Registration Statement No. 33-95156 on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Lansing, State of Michigan, on the 14th day of March, 2000.

                                  WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

                                  By:  Wolverine Energy, L.L.C.
                                       -----------------------------------------
                                       Manager



                                  By:  /s/ George H. Arbaugh, Jr.
                                       -----------------------------------------
                                       George H. Arbaugh, Jr., President and
                                         Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                    Signature                           Title                        Date
                    ---------                           -----                        ----




By:  /s/ George H. Arbaugh, Jr.                    President, Chief Executive        March 14, 2000
     -------------------------------------         Officer, Chief Accounting
         George H. Arbaugh, Jr.                    Officer and sole Director


